Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

December 30, 2015

CubeSmart

5 Old Lancaster Road

Malvern, PA 19355

Re:	Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as special counsel to CubeSmart, a Maryland real estate investment trust (the “Company”), and CubeSmart, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the preparation of a registration statement on Form S-3 (Registration Statement No. 333-194661) (the registration statement, including all information deemed to be a part thereof pursuant to Rule 430B of the general rules and regulations under the Securities Act (as defined below), the exhibits and schedules thereto and all documents incorporated by reference therein, is herein referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus contained therein (the “Base Prospectus”) and the preparation of the prospectus supplement, dated December 30, 2015 (the “Prospectus Supplement,” and together with the Base Prospectus and all documents incorporated by reference therein, the “Prospectus”) related to the offer and sale from time to time of up to 10,000,000 common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”), pursuant to (i) the Equity Distribution Agreement, dated as of May 7, 2013, by and among the Company, the Operating Partnership and Wells Fargo Securities, LLC, as amended as of the date hereof; (ii) the Equity Distribution Agreement, dated as of May 7, 2013, by and among the Company, the Operating Partnership and RBC Capital Markets, LLC, as amended as of the date hereof; (iii) the Equity Distribution Agreement, dated as of May 7, 2013, by and among the Company, the Operating Partnership and BMO Capital Markets Corp, as amended as of the date hereof; (iv) the Equity Distribution Agreement, dated as of May 7, 2013, by and among the Company, the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as amended as of the date hereof; (v) the Equity Distribution Agreement, dated as of May 7, 2013, by and among the Company, the Operating Partnership and Jefferies LLC, as amended as of the date hereof; and (vi) the Equity Distribution Agreement, dated as of December 30, 2015, by and among the Company, the Operating Partnership and Barclays Capital Inc. (such agreements, as may be amended from time to time, collectively, the “Equity Distribution Agreements” and, individually, each an “Equity Distribution Agreement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement, including the Prospectus;

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2. The Articles of Restatement of the Declaration of Trust of the Company, as amended and supplemented through the date hereof (the “Declaration of Trust”), certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

3. The Third Amended and Restated Bylaws of the Company, as amended through the date hereof;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Trustees of the Company, or a duly authorized committee thereof, relating to the offer and sale of the Common Shares (the “Resolutions”), certified by an officer of the Company as being complete, accurate and in effect;

6. The Equity Distribution Agreements; and

7. Such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company and the Operating Partnership) is duly authorized to do so.

3. All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete.  All statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise.

4. The Common Shares will not be issued or transferred in violation of any restriction on ownership and transfer set forth in Article VII of the Declaration of Trust or other organizational document of the Company.

5.  A sufficient number of authorized but unissued Common Shares will be available for issuance when Common Shares are issued and sold under the Equity Distribution Agreements.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Common Shares have been duly authorized by all necessary action on the part of the Company and, upon issuance, delivery and payment therefore in the manner contemplated by the Equity Distribution Agreements, the Common Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

This opinion is being furnished to you for your submission to the Commission as an exhibit to a current report filed on Form 8-K (the “8-K”), to be filed by the Company with the Commission on or about the date hereof.  We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein and under the section “Legal Matters” in the Registration Statement, the Prospectus and the Prospectus Supplement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Pepper Hamilton

PEPPER HAMILTON LLP